Xuzhou Zhongtai Energy Technology Co., Ltd.

CDQ and Waste Heat Power Generation

Energy Management Cooperation Agreement

Item 1 General

Party A: Xuzhou Zhongtai Energy Technology Co., Ltd., which is a key member of Xuzhou Taifa Special Steel Technology Group Co., Ltd. and one of the top-ten large-scale enterprises for preferential development in Xuzhou City.

Xuzhou Zhongtai Energy Technology Co., Ltd. was established in 2005 with designed annual production scale of 1.2 million tons of coke, manufacturing chemical products such as crude benzene, tar etc. The company is cooperating with Hongkong Yigao Group for the LNG production through coke oven gas.

Xuzhou Zhongtai Energy Technology Co., Ltd. invested the construction of CS55-09 coke oven with a 5.5 meters chamber along with dust collection device for allocating coal, crushing, delivery, removal and screening, gas purification recycling (including desulfurization process), wastewater biochemical treatment facilities, coal gas storage and distribution, recollection and coordination of crude benzene, waste heat utilization and related ancillary utility projects. The total investment is RMB 1.036 billion. It is expected that the annual revenue will be RMB 2.5 billion and annual tax contribution of RMB 280 million after the project is completed and put into operation.

Party B: Xi’an TCH Energy Technology Co., Ltd., which is a subsidiary of China Recycling Energy Corporation (stock symbol: CREG), undertakes the investment and operation of the domestic projects of CREG. CREG is a NASDAQ listed company mainly engaged in the investment and operation of waste pressure, waste heat, waste gas and new energy power generation projects. It is a pioneer and leader in energy recycling industry in China with the earliest start, most projects invested and completed and widest industrial coverage. CREG is a specialized clean energy provider for recycling energy integrated solution.

Based on the principle of win-win cooperation, after friendly duly negotiation, both parties agree to cooperate in energy-saving through Energy Management Contract. In compliance with Contract Law of People’s Republic of China, on the basis of true and duly consideration, both parties enter into following agreement.

Item 2 Terms and Definitions

The two parties confirm: The relevant terminology and technical terms in this agreementt and exhibits are defined and interpreted as follows:

2.1 Project Description:

2.1.1 Party B will build a 150 ton/hour coke dry quenching (CDQ) facility and a 25 MW waste heat power plant using the coking process of Party A. Generated power is the energy saving benefit, which will be shared by both parties.

2.1.2 Party B will build waste heat boiler furnace based on the smoke pipeline of the coke oven of Party A to use waste heat to generate steam, and Party B will supply the steam to Party A.

2.2 Completion: construction and installation shall be considered as completed if it is according to Party B’s design and the system operates properly for consecutive 72 hours.

2.3 Force majeure: natural disasters and other can't be controlled events according to the law.

Item 3 Energy Services and Requirements

3.1 Party A appoints Party B to provide energy services as follows:

3.1.1 Objective: as required by Party A,

1. Build a 150 t/h CDQ facility with a 25 MW waste heat power plant. Generated power is the energy saving benefit, which will be shared by both parties.

2. Build waste heat recycling system based on smoke pipeline of the coke oven to generate steam, and Party B will provide the steam to Party A. Party A will pay Party B based on the volume of steam provided.

3.1.2 Project Construction:

1. CDQ body: CDQ system, hot coke loading equipment, equipment for recovery of coke powder, cold coke discharging equipment, speed and control system for the hoist, speed control system for the fan, electrical control and equipment, PLC control system, and instruments.

2. Supporting facilities: dust removal system, auxiliary machinery room, main control building, belt conveyor system, and water pump house.

3. Power generation facilities: waste heat boiler, boiler auxiliary, waste gas unit, steam turbine, and power generator.

4. The nitrogen manufacturing facilities, special foundation treatment, or disassembling or transformation of equipment are not included. Chemical water, fresh water and sewage treatment plant and nitrogen system will share with Party A. Party A is responsible for connecting the chemical water and nitrogen to the CDQ area, and sewage will be discharged into the sewage treatment facility built by Party A.

5. Waste heat recycling system based on the smoke pipeline of the coke oven

3.1.3 Method: Party B is responsible for the investment, design, construction and operation. Party A is responsible for providing water (including desalinated water) and nitrogen and to be paid according to the internal settlement price of Party A. The energy saving benefits will be shared in proportion as agreed by both parties.

3.2 Party B shall provide energy saving service work according to the following requirements:

3.2.1 Locations: a site in the Xuzhou Zhongtai Energy Technology Co., Ltd.

3.2.2 Term and schedule:

(1) The agreement becomes effective on the date when the agreement is signed and sealed by parties;

(2) Construction period: 18 months since the construction conditions are ready. The first and second months are the preparation period to apply and receive all the permits and get the design and technical confirmation. The third to the fifth months are equipment tendering and bidding period. The sixth to the eighteenth months are the project construction period.

(3) The start date for the energy saving benefit sharing will be the date when the waste heat power station successfully passes 72 consecutive hour test run.

(4) Power generated and related revenue during testing period belongs to Party B.

(5) The energy saving sharing term is 20 years, and at the end of the term, the property will be transferred from Party B to Party A at the price of RMB 1.

Item 4 Energy Saving Sharing Method

4.1 Party B is responsible for the investment, design, equipment procurement and construction. The investment is RMB 210 million (subject to the technical proposal).

4.2 During the benefit sharing period, as for CDQ waste heat power generation, Party A shall pay Party B the energy saving service fee as:

Energy saving service fee = quantity of power supply x settlement price

1st year to 10th year (including the 10th year), the settlement price = RMB 0.534 /kWh (including VAT)

11th year to 20th year (including the 20th year), the settlement price = RMB 0.402 /kWh (including VAT)

When the agreement is signed, the electricity price from local grid to Party A is RMB 0.67/kWh. If the power price, where Party A is located, is adjusted, the settlement price will be adjusted same as the local power grid price.

4.3 During the benefit sharing period, as for waste heat from smoke pipeline, Party A shall pay Party B the energy saving service fee as:

Energy saving service fee = quantity of steam supplied by Party B to Party A x RMB 100/ton (including VAT)

4.4 Energy saving service fee is paid in installments by Party A to Party B, the specific timing and amount of payments are as follows:

4.4.1 After the power plant is put into operation, Party A shall pay Party B once in a month. The 25th day of each month is the settlement date. Fees shall be paid before the 5th day of next month. The energy saving service fee is calculated based on the actual quantity of generated power and the price.

4.4.2 As for the CDQ waste heat power generation project, Party A will install instrument independently. Party B shall report the reading of the instrument and Party A shall confirm.

4.4.3 Party A shall pay Party B the energy saving service fee according to power supply data reported by Party B. The payment shall be made as described in 4.4.5. Party B shall provide invoice for the energy saving service fee.

4.4.4 As for the smoke pipeline waste heat to steam project, Party A will install steam meter. Party B shall report the data and Party A shall confirm. Party shall pay Party B the energy saving service fee. Please refer 4.4.1 for the settlement and payment date.

4.4.5 The payment shall be made by Party A in wire transfers.

Item 5 Obligations of Party A

In addition to other requirements in the agreement, Party A shall fulfill the following obligations:

5.1 Within 30 days after the agreement is signed, 1) Party A and its parent company shall provide Party B with the performance guarantee or commitment; 2) Party A shall provide approved materials to Party B as required.

5.2 Without interfering normal operation, Party A shall provide temporary offices, canteen, accommodation, and transportation for assigned employees of Party B.

5.3 Provide necessary information; and coordinate Party B to carry out energy saving measurement and verification.

5.4 Coordinate Party B with maintenance, inspection, and repair of equipment and facilities, and make sure Party B could use equipment and facilities of the project.

5.5 Party A shall complete the project establishment, environmental assessment, and approval application for construction land, permit to national grid connection line but without transmitting electricity onto the national grip quickly after the agreement is signed. Party B shall provide assistance. Relevant costs shall be paid in advance by Party A, and will be deducted from subsidies, rewards, or other applicable grants from the government, institutions or organizations for the project as described in 5.8. If the power plant could not be put into operation because Party A could not complete the approval process above, the lost or delayed time shall be borne by Party A.

5.6 As for waste heat provided by Party A required by the furnace for the waste heat power station according to the normal CDQ process of Party B, the waste heat supply shall be no less than 8,000 hours annually, the steam supply shall be no less than 150,000 Nm3/h, and the temperature shall be no lower than 950 Celsius. The smoke from the pipeline supply shall be no less than 8,000 hours per year. If the time and number cannot be reached, the cooperation period shall be prolonged accordingly.

5.7 Provide assistance on project execution and management.

5.8 Assist Party B in applying for subsidies, awards, or other applicable grants from the government or organizations. The received grants will be shared between two parties as 50% for each, and relevant costs and expenses shall be borne by both parties.

5.9 Party A shall fully participate in the design, equipment tendering and procurement and give technical advices to Party B regarding the design and equipment utilization.

Item 6 Obligations of Party B

In addition to other requirements in the agreement, Party B shall fulfill the following obligations:

6.1 Party B shall mobilize construction personnel and start construction after the construction plan is approved by Party A. The construction personnel shall abide by rules and policy of Party A. Party B is responsible for the safety. The project shall be completed on schedule unless the delay is caused by Party A or force majeure.

6.2 Assist Party A in energy saving measurement and verification on the 5th day of each month.

6.3 Deliver all drawings, construction plans, training materials, equipment lists to Party A within 30 days prior to the commencement of construction.

6.4 Equipment installation and commissioning shall comply with the design. Designed generated power and other technical indexes shall be met (mainly handling quantity of dry coke, coke loss, steam quantity per ton of coke, power generation per ton of coke, power consumption per ton of coke). Power generated by Party B shall comply with the national standard.

6.5 Party B shall send experts to check the project operation regularly or from time to time.

Item 7 Project acceptance

7.1 The following standards and methods are agreed by the two parties to be used to inspect the functional completion of the construction:

7.1.1 The items indicating as the functional completed of the constructions by Party B:

(1) CDQ waste heat power generation: the power station can produce electricity normally;

(2) Smoke pipeline waste heat recovery: supply steam gas pursing to the design requirements;

7.1.2 Functional completion and acceptance standards: refer to design requirement;

7.1.3 Acceptance for functional completion: Party B organizes and examines the constructional engineering and installation engineering involved into the project as well as assumes related expenses. The professional and government inspections and acceptance will be coordinated by Party A which will assume related expenses, including environmental protection, fire fighting, industrial hygiene, records, pressure vessel (boiler detection), electrical equipment, anti-thunder and hoisting equipment.

7.1.4 Acceptance time, date and personnel: within 15 days after Party B informs Party

A that the power station is qualified for acceptance, both parties negotiate the place and personnel.

7.2 Party A cooperates with Party B to organize the construction contractor for project inspection and acceptance. If the equipment works 72 hours continually and the project is under stable operation, the project passes acceptance inspection. The project acceptance report should be signed by the supervisors and technicians of the both parties that participate the acceptance inspection as well as seals on the report by all entities participated in the acceptance inspection. The acceptance report should indicate the operational instrument data, operation state and instant effects.

The acceptance inspection to CDQ waste heat power generation system and smoke pipeline waste heat utilization system can be conducted separately upon its completion.

7.3 The execution date of the acceptance report will be regarded as the date when the project is under stable operation state. Since then, the produced electricity and steam will be considered officially supplying to Party A.

Item 8 Ownership

During the term of the agreement, Party B possesses the assets of the project (including tangible assets like equipment and facilities, and intangible assets like scheme, drawing, technology secrets, etc.). After the agreement expires, item 3.2.2 (5) will be executed.

Item 9 Liability for Breach of Agreements

9.1 Party A’s liability for breach of agreement

9.1.1 After the agreement becomes effective, if Party A didn’t perform its obligation under the agreement before the project is completed and put into operation, Party A shall pay Party B’s actual expenses in the project including engineering design, equipment purchase price, installation cost, transportation, etc. plus a penalty equivalent to 20% of such total expenses.

9.1.2 If Party A didn’t pay Party B the energy-saving service fee according to item 4.4.1 of the agreement, Party A shall pay penalty for overdue payment on the daily basis of each day overdue equivalent to 1‰ of total due service fee.

9.1.3 If the project stops operating due to Party A’s reason, Party A should undertake the energy-saving service fee during the shutdown (equivalent to 12-month average power supply volume before shutdown × unit price of the electricity). If the shutdown period is more than 6 months, Party A shall assume the responsibility according to item 9.1.1.

9.2 Party B’s responsibility for breach of the agreement

9.2.1 After the agreement becomes effective, if Party B fails to perform its obligation or cannot provide construction fund under the agreement before the project is completed and put into operation, Party B need pay Party A’s actual expenses in the project including project construction and preparation fee, etc. plus a penalty equivalent to 20% of such total expense.

9.2.2 Party B shall be responsible for the technical proposal and designing scheme.

9.3 If any party breaches the agreement, the other party shall take appropriate remedial measures according to the written notice from the breaching party to prevent the increase of losses. Otherwise, the enlarged loss and reasonable expense for the remedial measures cannot be reimbursed.

9.4 Remediation for the breach of the agreement

9.4.1 Party A’s remediation for the breach of the agreement: If Party A breaches the agreement, Party B has the right to terminate the agreement or seek judicial arbitration directly to collect its due payment or losses. Party B has the right to request Party A paying its incurred expenses. In addition, Party B has the right to dismantle the equipment on Party A’s production site upon providing advanced written notice to Party A.

9.4.2 Party B’s remediation for the breach of the agreement: If Party B breaches the agreement, Party A has the right to terminate the agreement or seek judicial arbitration directly to collect its losses. Party A has the right to require Party B to pay all related expenses of Party A for such actions.

Item 10 Projects Risks and Responsibility

10.1 The improvement of the project should comply with following condition and responsibilities:

10.1.1 The improvement of equipment. During the term of the agreement, Party B has the right to improve the equipment or modify the operational program to enhance economic returns with Party A’s written consent.

10.2 The change of the project should comply with following conditions and responsibilities:

If any party thinks it necessary to make any change to the equipment, the party shall get the other party’s written approval before they make changes.

10.3 The removal of the project should comply with following conditions and responsibilities:

Without Party B’s written consent, Party A cannot remove the equipment or make any substantial change to the equipment. Otherwise, Party B has the right to terminate the agreement immediately. Party A shall pay all compensations according to the item 9.1.1 and 9.1.2 of the agreement.

10.4 Large-scale reconstruction of the project should comply with following conditions and responsibilities:

10.4.1 Without Party B’s written consent, Party A cannot reconstruct the project on a large scale. During the term of the agreement, if both parties agree to reconstruct the project to improve the energy-saving efficiency, the two parties shall make written agreement first and revise related items of this agreement before reconstruct the project.

10.5 Turn off or close the project should comply with following conditions and responsibilities:

10.5.1 Party A should inform Party B and obtain Party B’s written consent before turn off or shut down any equipment under this agreement at least 7 days in advance. In an emergency situation, Party A should report Party B as soon as possible.

10.6 The utilization and change of equipment and facilities owned by Party A should comply with following conditions and responsibilities:

10.6.1 Party A shall ensure its equipment related to this agreement can operate normally. If there is any malfunction of such equipment that affects the normal operation of this project and results in the energy-saving amount decreased, the fee charging period shall be extended according to the item 4.3 of the agreement.

10.6.2 If Party A intends to modify its equipment or production plan, which may affect the energy-saving amount of the project, Party A shall make written notice to Party B at least 7 days in advance. If the energy-saving amount declined, Party A shall assume the economic loss of Party B.

10.7 If Party B has any losses caused by Party A’s production safety accidents, Party A would take full responsibility; If Party A has any losses caused by Party B’s production safety accidents, Party B would take full responsibilities.

10.8 Other risks and responsibilities of the project are as follows:

Neither party would take any responsibility for the risks caused by unforeseeable objective reason. For other risks, the two parties shall discuss and agree on the responsibilities of the wrongdoers accordingly first, then such party shall assume the liabilities.

10.9 Special arrangements for the risk control are as follows:

In order to prevent investment risk and ensure Party B’s earning expectation, the risk control arrangements are as follows:

10.9.1 If Party A breaches the agreement and cannot provide Party B with related enterprise information and normal production data or necessary basis material such like feasibility research report, environmental appraisal report, safety appraisal report of the waste heat power generation project, or cannot deliver site to Party B before scheduled date, Party B can extend its performance term accordingly.

10.9.2 Party A should guarantee the production operates normally. Total heat supply time in the first ten years shall be no less than 80,000 hours. Otherwise, the second phrase shall only get started only when the heat supply time reaches 80,000 hours first. If Party A makes large-scale reconstruction to its equipment which affects Party B’s due benefits under the agreement, Party A needs to inform Party B to negotiate to handle the related issue.

Item 11 Modification, cancellation and termination of the agreement

11.1 If any party wants to amend, supplement this agreement, it shall be discussed and agreed by both parties and sign a supplement agreement. The supplement agreement shall have the same legal affect to this agreement.

11.2 If Party A intends to terminate the agreement, it should send written notice 60 days in advance to the Party B and pay termination fees and compensation to Party B in the following manner:

11.2.1 If Party A proposes to terminate the agreement within 5 years (including 5 years);

Termination fees and compensation= total amount of investment by Party B + average annual profit * (5- number of years the project has been in operation)

11.2.2 If Party A proposes to terminate the agreement after 5 years (excluding 5 years);

Termination fees and compensation= total amount of investment by Party B – total amount of amortization (the amortization period is 10 year).

11.3 If anything happens to Party A or Party B that could affect its ability to continue its business operation, including but not limited to bankruptcy, closure, merger, transfer, separation, each party shall inform the each other within 5 working days and provide relevant certified document. If the agreement cannot be performed due to such situation, Party A or B has right to ask other party for compensation for losses.

11.4 Under conditions of mutual agreement, parties can terminate or cancel the agreement. The parties agree that after written notice of termination reaches to the other party, the validity period for such party to confirm the termination of the agreement is 30 days.

11.5 During the term of the agreement, if Party A is closed or terminated, discontinued or ceased to survive, conversion or merger or division with other units, the agreement for Party A or its successor is still valid. Party A shall inform relevant party under such circumstance and include such conditions into the new entity. If relevant party do not accept the conditions, Party A shall purchase this project according to item 11.2 before the event. If the agreement is terminated due to bankruptcy of Party A, Party B shall have the first priority to be compensated during the bankruptcy procedure.

11.6 If no substantial construction is taken by Party B within one year of the effective date of this agreement, the agreement will be invalid automatically and Party B does not assume any responsibility.

Item 12 Transfer of Rights and Obligations

12.1.	If Party A transfers it coking ovens, it shall guarantee that the transferee will take the rights and obligations under the agreement. If the transferee did not sign a new agreement with Party B according to the original agreement, Party B has rights to claim compensation under section 11.2.

12.2.	Before transferring obligations under the agreement, Party A shall obtain approval from Party B in writing. Without approval from Party B, any transfer or transfer of obligations from Party A are invalid.

12.3.	Before transferring rights under the agreement, Party B shall inform Party A in writing.

12.4.	Before transferring obligations under the agreement, Party B shall get approval from Party A in writing. Without approval from Party A, any transfer or transfer of obligations of Party B are invalid.

Item 13 Tort and indemnification

13.1.	For any property loss or personal injury of Party A caused by intention or negligence of Party B or any persons employed by Party B, Party B shall compensate the 100% of the losses caused.

13.2.	For any property loss or personal injury of Party B caused by intention or negligence of Party A or any persons employed by Party A, Party A shall compensate the 100% of the losses caused.

13.3.	The party suffered damage or loss shall also assume corresponding responsibility according to the degree of its own fault if such party has mistakes during the process as well and the other party's responsibilities shall be reduced accordingly.

Item 14 Confidential

Both parties agree to fulfill the following obligations of confidentiality.

14.1.	Party A
14.1.1.	Confidentiality contents: Project cooperation method and price
14.1.2.	Personnel: All personnel related to the project
14.1.3.	Duration: 10 years
14.1.4.	Responsibilities in case of leakage: refer to confidential information section
14.2.	Party B
14.2.1.	Contents: Project cooperation method and price
14.2.2.	Personnel: All personnel related to the project
14.2.3.	Duration: 10 years
14.2.4.	Responsibilities in case of leakage: refer to confidential information section

Item 15 Force Majeure

15.1.	When one party cannot execute the agreement due to force majeure, the party shall notify the other party immediately. Once the party provides the valid proof, it may postpone, partial execute, or suspend the performance of the agreement or termination of the agreement.

15.2.	If the agreement cannot be executed or the execution is postponed due to force majeure, both parties shall be exempt from liabilities for breach of agreement or liabilities to compensate for the damages.

Item 16 Settlement of Disputes

16.1.	Any disputes arose from the execution, interpretation, breach of agreement, termination or suspension of the agreement shall be settled through amicable negotiations between both parties.

16.2.	If the negotiations fail, both parties agree to use the following methods to settle the disputes.
(1)	Submit arbitration to the arbitration commission at plaintiff location.
(2)	File lawsuit to the local people’s court where the agreement is signed.

Item 17 Insurance

17.1.	Party B shall be responsible for project related liability insurance, life insurance and property insurance and assume the insurance fees before its equipment are shipped to Party A’s production or installation site. The insurance coverage shall be no less than the actual value of the insured properties.

17.2.	Party B shall be responsible for the insurance coverage and insurance fees for the equipment from the date when it shipped to Party A’s installation site to the date of termination of this agreement. The amount of property insurance shall be no less than the actual value of the insured properties. The types and amounts for life insurance and liability insurance shall be handled in accordance with the actual needs, common practices and legal requirements.

17.3.	The beneficiary of insurance stated in this item shall be Party B.

17.4.	Both parties shall negotiate to avoid repeated insurance purchase.

Item 18 Intellectual Property Rights

18.1 With respect to patent use rights and technical secret license, both parties agreed: parties shall conduct patent license procedures according to law; For technical secrets obtained by Party B during performance of this agreement, they belong to Party B; for technical secrets obtained by Party A during construction and operation processes, they belongs to Party A.

Item 19 Appendixes

19.1.	For the technical documents related to the performance of this agreement, upon the execution by the parties, constitute an integral part of this agreement:
19.1.1	Project description, item description: see appendixes;
19.1.2	List of equipment and materials: provided by Party B;
19.1.3	Technical solutions and technology agreements of this project.

19.2.	Energy prices agreement:
19.2.1	Separate electricity meter for the project shall be set up and the energy saving service fee shall be calculated according to the meter.
19.2.2	Price fluctuation: If electricity price of the local grid provide to Party A is changed by local government, the price of power Party B sells to Party A shall have the same adjustment.
19.3.	Energy savings measurement and verification plan: the measurement device of the power generation project shall be invested and installed by Party B. Party B is responsible for the daily management and maintenance and relevant cost.

Item 20 Effectiveness of Agreement and Miscellaneous

20.1.	After the signature of the agreement, each party shall appoint a contact person to be responsible for coordinating the project progress. If any party changes the contact person for the project, the party shall notify the other party in written notice within 5 days. If the party fails to timely notify the other party which impacts the performance of this agreement or causes any losses, such party shall assume the responsibilities.
20.2.	When sending notices via email, text, telephone or faxes, if such notice is involving any party's rights or obligations, such notice shall also be sent via express mail to the other party. The addresses listed in this agreement are the postal addresses for the parties.
20.3.	If the content of any appendixes differs from the content of this master agreement, this agreement prevails.
20.4.	After the agreement is signed, Party B shall start to collect technology data, design and survey work within 30 working days, and provide technical solution within 60 working days to be confirmed by party A. The final agreement shall be subject to technical data confirmed by both parties; the current data are for reference only.
20.5.	The agreement is made in quadruplicate. Each party holds two copies which have the same legal effect.
20.6.	As for matters not mentioned herein, both parties shall solve the matters through amicable negotiations and reach an amendment or appendix.

Party A: Xuzhou Zhongtai Energy Technology Co., Ltd. (Seal)

Representative Signature:

Party B: Xi’an TCH Energy Technology Co., Ltd. (Seal)

Representative Signature:

Date: